Exhibit 99.1

PRESS RELEASE Spring Lake, Michigan, March 3, 2014

VICTORY ELECTRONIC CIGARETTES AND FIN BRANDING GROUP
COMPLETE MERGER, CREATING ONE OF THE
WORLD’S LARGEST INDEPENDENT ECIG COMPANIES

●	Creates significant strategic, operational, and financial benefits
●	Greater than $10 million in cost and revenue synergies identified
●	Post closing annual revenue expected to far surpass $100 million

SPRING LAKE, MICHIGAN, March 3, 2014 – Victory Electronic Cigarettes Corporation (OTCQB: ECIG), and FIN Branding Group, a privately held company based in Mobile, Alabama announced today the completion of the merger of their two companies, creating one of the leading electronic cigarettes companies in the world with expected annual revenues surpassing $100 million.  The merger represents a significant step forward in Victory’s ongoing global market consolidation strategy, and is expected to immediately realize powerful strategic, operational and financial benefits.

In February, Victory announced that it had reached a definitive agreement to merge with FIN Branding Group, one of the leading electronic cigarette brands in the United States with distribution in all 50 states across more than 50,000 outlets.  The FIN brand is distributed across all major channels and is one of the top three brands in the convenience, drug, mass, and food channels, and is well known for its superior quality, distinctive styling and iconic brand imagery.  The company has built an excellent distribution platform on which to accelerate the expansion of both the FIN and Victory brands throughout the Americas.

Brent Willis, the former CEO at Cott Corporation and CCO and Board Director at InBev, will continue as the Chairman and CEO of the newly combined enterprise.  Mr. Willis commented, “We are excited about the closing of the FIN transaction, our third major agreement in recent months.  FIN has a tremendous sales organization and tremendous leadership in Elliot Maisel.   The business addition enables leverage of a superior position versus most other independent competitors in the United States, and the leadership addition broadens our base of world-class people committed to creating the industry leader.”

Elliot B. Maisel, will become the Vice-Chairman and Lead Director of the firm, and will continue to be an integral part of leading the Company to achieve its goal of world’s largest independent electronic cigarette company.  Mr. Maisel commented, “I am extremely excited about the platform we have created and the significant shareholder value that we are on the path to create.  Our teams have rapidly come together to combine forces, capture immediate synergies, and build the culture of our new enterprise.  With our scale, resources, brands and multiple other competitive advantages, I am extremely confident that our company will become the global market leader in this very exciting industry.

VICTORY ELECTRONIC CIGARETTES CORPORATION	PRESS RELEASE

About FIN
FIN Branding Group LLC is one of the leading electronic cigarette companies in the United States with distribution of its iconic American brands in all 50 states in more than 50,000 outlets across all channels of distribution including food, drug, mass, gas and convenience.  FIN is sold in some of the most respected retailers in the country with leading positions in Wal-Mart, Sam’s, Walgreen’s, Rite-Aid, Kroger, 7-11. Circle K, Stripes, Mapco and more than 200 other major accounts.  The group was founded in 2011, and quickly rose to enjoy one of the leading share positions in the United States.

About Victory
Victory Electronic Cigarettes Corporation is dedicated to providing a cleaner and healthier alternative to smoking for all, and intends to empower smokers to regain their freedom. Victory is one of the leading companies in the fast-growing electronic cigarette market.  Victory offers consumers a full product portfolio that incorporates the highest quality and latest technology, and has been rated as superior in real tobacco taste amongst major brands. Victory's experienced management team is positioned to leverage its differentiated portfolio, distinct go-to-market approach, and low-cost infrastructure to accelerate growth and drive significant value for its shareholders.

About VAPESTICK™
VAPESTICK® is one of Europe’s leading brands of premium electronic cigarettes, founded in 2010 by co-founders Michael Clapper and Michiel Carmel.   With its distinctive black and chrome style designs and signature blue light tips, VAPESTICK® has grown to become one of the most recognized brands in the market and currently sells its products both online www.vapestick.co.uk and through thousands of retail outlets across UK and Europe, including Tesco, Costco, Harrods and WHSmith. VAPESTICK® was recently ranked number one in consistency and product delivery of all leading UK brands in an independent study initiated by the UK’s Department of Health. The business is a founding board member of ECITA (European Electronic Cigarette Industry Trade Association).

About Fields Texas Limited LLC
Fields Texas Limited LLC is a private holding company owned and operated by William Fields (former CEO of Wal-Mart Retail Stores Division, Chairman/CEO Blockbuster Entertainment Group and CEO/President of Hudson's Bay Company). Fields Texas Limited LLC, through its management consultancy and private equity group, seeks to partner with companies within the consumer product, retail and retail service sectors to accelerate growth through implementation of organic and non-organic revenue growth initiatives. The group has a proven and experienced team of executives with over 100 years of operating experience within the retail and consumer product industries.

For investor inquiries please contact:
James Palczynski, Partner, ICR, Inc.
Tel: 203.682.8229
Email: jp@icrinc.com
www.victoryecigs.com

Safe Harbor Disclosure

This press release contains forward-looking statements reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of Victory, including statements regarding Victory’s expectation to see continued growth.  The forward-looking statements are based on the assumption that operating performance and results will continue to materialize consistent with recent trends.  Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include: Victory’s reliance on additional financing, as Victory has not achieve profitability; risks associated with Victory’s products, including that they may pose a health risk; governmental regulations may impact Victory’s business; the market or consumers may not accept Victory’s products; Victory relies on a single class of products; existing or pending patents may affect Victory’s business; and other factors disclosed in the Company's filings with the Securities and Exchange Commission. Unless required by applicable law, Victory undertakes no obligation to update or revise any forward-looking statements.

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